Exhibit 99.1

IONFINITY RECEIVES PATENT FOR SOFT IONIZTION MEMBRANE

PASADENA, CA.—May 14, 2007—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its Ionfinity subsidiary has been granted a patent for a soft ionization membrane. Ionfinity, a subsidiary in which VIASPACE holds a 46.3% membership interest, is working to develop the next-generation mass spectrometry (MS) technology, which could not only revolutionize the traditional applications of MS for industrial process control and environmental monitoring, but could also ring in a new era of detection systems for homeland security. The technology combines two inventions made at NASA Jet Propulsion Laboratory, which should enable the system to provide a 10x increase in sensitivity, a 10x increase in mass range and the ability to miniaturize the product to make it portable and low cost.

The Ionfinity system is designed to allow high sensitivity and specificity in a portable system – a carry-on suitcase in the near-term and a shoe box or smaller size in the future. With its projected ruggedness, low power consumption and cost, the system could be deployed in many applications, where monitoring of air, water or other substances is required. This patent application concerns the soft ionization membrane, designed to work with the mass spectrometer or in other applications such as propulsion systems and fuel cells.

Dr. Carl Kukkonen, CEO of both VIASPACE and Ionfinity, reports, “With this new soft ionization membrane patent, we are continuing to add to our substantial intellectual property portfolio. Ionfinity is presently focusing on a new system for detection in the homeland security market. This patent is a key element of our strategy to provide a 10x increase in sensitivity in a miniaturized, highly portable, low cost monitoring unit”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com

Investor Relations contact:
Dr. Jan Vandersande, Director of Communications
800-517-8050
IR@VIASPACE.com

Press contact:
Dr. Carl Kukkonen, CEO
626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.